Exhibit 99.1

Universal Biosensors, Inc.

ARBN 121 559 993

1 Corporate Avenue

Rowville Victoria 3178

Australia

Telephone +61 3 9213 9000

Facsimile +61 3 9213 9099

Email info@universalbiosensors.com

www.universalbiosensors.com

7 August 2017

Rick Legleiter Appointed Chief Executive Officer,

Chairman Succession and Board Renewal Process

Universal Biosensors, Inc. (ASX Code: UBI) (UBI) is pleased to announce the appointment of a Chief Executive Officer, Chairman succession and changes to the Board of Directors as part of a strategic Board renewal process.

Chief Executive Officer Appointment

UBI is pleased to announce the appointment of Mr Rick Legleiter as Chief Executive Officer commencing on 1 October 2017 in Melbourne, Australia. Mr Legleiter replaces Mr Andrew Denver who has been undertaking the role in an interim capacity.

Mr Legleiter has 16 years of international healthcare and medical technology experience spanning Europe, Australia, Asia including China, and the U.S.A. Mr Legleiter’s career has comprised extensive global management, strategy, business development and customer service responsibilities, including within UBI’s market segment.

Mr Legleiter has held senior roles at Siemens Healthcare in America and Germany for 14 years, over the period 2003 to 2016. Mr Legleiter was most recently Senior Vice President, Healthcare Account Management, where he established and led the key account management sales function for the full laboratory and point-of-care diagnostics and imaging product portfolio.

Mr Legleiter holds a Master of Business Administration (Harvard Business School), Bachelor of Science in Nuclear Engineering (Kansas State University) and Bachelor of Science in Applied Mathematics (Kansas State University). Regarding his appointment, Mr Legleiter said: “The point-of-care diagnostics market is an exciting growth segment. I am delighted to be joining UBI and grateful for this opportunity to join the team that created this differentiated technology. I look forward to leveraging my global sales and service experience to drive significant growth with our customers and partners, and returns for our shareholders.”

Mr Denver added: “UBI is now generating positive operating cash flows and has established itself as a technology leader in the global point-of-care diagnostics sector. I believe Rick’s relevant sector experience and relationships will enhance UBI’s partnerships with leading global healthcare companies and ensure we capture the full revenue potential from all our products.”

Mr Legleiter’s biography and key employment terms are appended to this announcement.

Chairman Succession

Mr Denver has retired as Chairman of the Board and Executive Director. Mr Denver will be succeeded as Non-Executive Chairman by Mr Craig Coleman.

Mr Coleman was appointed to the Board as a Non-Executive Director in June 2016 and has served as the Chair of the Remuneration & Nomination Committee since that date. Mr Coleman is Executive Chairman of UBI’s largest and 16% shareholder, Viburnum Funds.

Mr Denver will remain with UBI in an advisory capacity for a minimum of 12 months. During this period Mr Denver will work with the Board and senior management team to provide a smooth leadership transition, support existing operational initiatives and ensure business and relationship continuity. Mr Denver said: “I remain a significant UBI shareholder and am aligned with all other shareholders to enhance the company’s value. I’ve been involved in UBI since it was founded and have led the board renewal process. I strongly believe that boards should evolve to reflect the maturing commercial cycle and support the simultaneous changes to the Executive Management team and Board to support the ongoing success of UBI.”

Mr Denver has been a director of UBI since December 2002 and Chairman since September 2005. Regarding Mr Denver’s retirement, Mr Coleman said: “Andrew has been a significant contributor to the success of UBI since its formation. UBI has benefitted from Andrew’s knowledge of the life sciences industry and experience as a long-standing industry leader. On behalf of the Board and all other shareholders I thank Andrew for his valuable efforts and look forward to continuing to work with him to enhance shareholder value.”

Board Renewal Process

Mr Denis Hanley has retired as a Non-Executive Director. Mr Hanley has been a long-standing director of UBI since September 2001. Mr Craig Coleman, Mr David Hoey, Ms Judith Smith and Mr Marshall Heinberg will remain as Non-Executive Directors of UBI. The Board has appointed Ms Smith as Chair of the Audit and Compliance Committee. New Non-Executive Directors will be identified with the skills and experience required to support this new phase in UBI’s growth.

Regarding Mr Hanley’s retirement, Mr Denver said: “I thank Denis for his long-standing contribution to UBI and valued effort. The Board and company have benefitted from his years of service.”

Mr Coleman added: “We remain committed to an ongoing review of the Board’s composition to ensure an appropriate range of qualifications and diversity amongst its members. This is the start of a new period of growth for UBI given our innovative and product development pipeline, collaborative partnerships with leading global healthcare companies, positive operating cash flows, strong balance sheet position and experienced and motivated executive team.”

Appendix A: Rick Legleiter’s Biography

Mr Rick Legleiter holds a Master of Business Administration (Harvard Business School), Bachelor of Science in Nuclear Engineering (Kansas State University) and Bachelor of Science in Applied Mathematics (Kansas State University).

Mr Legleiter’s career is comprised of extensive global management, strategy, business development, and customer service responsibilities including 16 years in international healthcare and medical technology spanning Europe, Australia, Asia including China, and the U.S.A.

During the period from 2003 up to 2016, Mr Legleiter held senior roles at Siemens Healthcare in America and Germany. Mr Legleiter was most recently Senior Vice President, Healthcare Account Management. In this role, Mr Legleiter established and led the key account management sales function for Siemens Healthcare for the full laboratory and point-of-care diagnostics and imaging product portfolio from Corporate Headquarters in Erlangen, Germany.

Other senior roles held by Mr Legleiter at Siemens Healthcare include:

-    Senior Vice President, Global Account Management, Laboratory Diagnostics Division;

-    Senior Vice President, Customer Service, U.S.A.; and

-    Vice President, Worldwide Customer Service, Molecular Imaging / Nuclear Medicine Business Unit.

In addition, Mr Legleiter has notable project management expertise in post-merger integration and business improvement programs. His earlier work experiences include Deloitte Consulting, Mazda Motor and Daimler in both advisory and customer service roles.

EDUCATION

M.B.A. Harvard Graduate School of Business Administration	Boston, MA, 1988
B.S., Nuclear Engineering, Kansas State University	Manhattan, KS, 1982
B.S., Applied Mathematics, Kansas State University	Manhattan, KS, 1981

Appendix B: Summary of Material Terms of the Executive Service Agreement Between Universal Biosensors Pty Ltd (the Company) and Rick Legleiter (CEO)

Key Terms	Details
Commencement Date	1 October 2017

Term	No fixed term. Ongoing until terminated in accordance with the Executive Service Agreement.

Fixed Remuneration	$450,000 per annum, inclusive of superannuation, reviewed annually.

Short Term Incentive (STI)	The Company proposes to develop and implement a STI plan by 31 December 2017. The CEO will be eligible to participate in the approved STI Scheme and may be eligible to receive an amount, or benefits equal to the amount, of up to 50% of his remuneration (excluding superannuation).

Long Term Incentive	Up to 7,600,000 options to subscribe for ordinary shares in the Company in the following tranches:

		Tranche 1	Tranche 2	Tranche 3
	Number of Options	1,600,000	2,700,000	3,300,000
	Exercise Price	$0.50	$0.60	$0.80

The options are subject to a 3-year vesting condition that requires the CEO to remain employed by the Company during that period. If the Company terminates the CEO’s employment without cause during the vesting period, a proportion of the options commensurate with the period of the vesting period served will vest.

Restraints	A 12 month restraint provision applies.

Notice Period and Termination Entitlements

The Company or the CEO may terminate by providing the other party with 6 months’ notice (or payment in lieu), except that the Company may summarily terminate the CEO’s employment without notice in certain circumstances.

The CEO will have entitlements in the event of redundancy based on these terms.

About Universal Biosensors

For additional information in relation to Universal Biosensors, refer to http://www.universalbiosensors.com/announcements.html.

Universal Biosensors is a specialist medical diagnostics company, founded in 2001, that is focused on the development, manufacture and commercialisation of a range of in vitro diagnostic tests for point-of-care use. These tests capitalise on a technology platform which uses a novel electrochemical cell that can be adapted for multiple analytes and provide for enhanced measurements in whole blood.

Forward-Looking Statements

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of the Exchange Act. Forward-looking statements in this release include statements regarding our expectations, beliefs, hopes, intentions or strategies regarding the proposed offering. All forward-looking statements included in this release are based upon information available to us as of the date hereof, and we assume no obligation to update any such forward-looking statement as a result of new information, future events or otherwise. Our actual results could differ materially from our current expectations. We cannot assure you when, if at all, the proposed offering will occur, and the terms of any such offering are subject to change. Factors that could cause or contribute to such differences include, but are not limited to, factors and risks disclosed from time to time in reports filed with the SEC.